Exhibit 99.1
                                                                    ------------

NYSE:FWC


                    FOSTER WHEELER SUBSIDIARY RECEIVES PATENT
                              INFRINGEMENT DECISION

          CLINTON, N.J., December 13, 1999 - A subsidiary of Foster Wheeler Corporation formerly known as Glitsch, Inc., announced today that it received an adverse decision in connection with a patent infringement and trade secret misappropriation lawsuit which has been pending against it in the United States District Court, Northern District of Texas, Dallas Division, for over 16 years brought by Koch Engineering Co., Inc. and its licensor, Sulzer Brothers Limited of Switzerland, in 1983. Glitsch sold substantially all of its business and assets in 1997. The subsidiary will appeal the decision.

          The judgment awarded compensatory damages against the subsidiary in the amount of $20.8 million, plus pre-judgment interest in an amount yet to be calculated by the Court and punitive damages in an amount equal to 50% of compensatory damages.

          The subsidiary has been advised by its counsel that the Court's decision contains numerous legal and factual errors subject to reversal by an appeal.

                                                       # # #
Note to Editors:

          Foster Wheeler Corporation is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research, plant operations and environmental services. The Corporation's headquarters are at Clinton, N.J. For more information about Foster Wheeler, visit our World-Wide Web site at www.fwc.com.

# # # CONTACT: Alastair Davie 908-730-4444 Rita Kroeber 908-730-4448